Exhibit 99.1

Contact:	John B. Williamson, III
Chairman, President and CEO
Telephone:	(540) 777-3810

FOR IMMEDIATE RELEASE

RGC RESOURCES, INC.

THIRD QUARTER FINANCIAL RESULTS

ROANOKE, Va. (August 16, 2004)—RGC Resources, Inc. (NASDAQ: RGCO) announced an unaudited consolidated Company loss of $512,664 or $0.25 per share on 2,031,334 average diluted shares for the quarter ended June 30, 2004. This compares to a loss, for the same quarter last year, of $562,407 or $0.28 per share on 1,990,223 average diluted shares. The Company typically has losses in the quarter ending June 30 due to the seasonal nature of the Company’s business. Earnings for the 12 months ended June 30, 2004 were $3,646,697 or $1.80 per share on 2,028,649 average diluted shares outstanding compared to $3,590,090, or $1.82 per share on 1,976,454 average diluted shares for the 12 months ended June 30, 2003.

Subsequent to the end of the quarter, the Company announced on July 12, 2004, that its subsidiary, Diversified Energy Company, d/b/a Highland Propane Company, had sold its propane assets to Inergy Propane, L.L.C., the operating subsidiary of Inergy, L.P., for approximately $28 million in cash. The Company also announced on July 12, 2004 the declaration of a special dividend of $4.50 per share for shareholders of record on September 30, 2004, payable on December 8, 2004.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia and West Virginia through its operating subsidiaries including Roanoke Gas Company, Bluefield Gas Company, Diversified Energy Company, and RGC Ventures of Virginia, Inc.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Unaudited summary financial statements for the third quarter and twelve-months year-to-date are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2004	2003	2004	2003
Revenues	$18,233,478	$17,797,875	$101,343,700	$85,399,348
Cost of sales	13,830,715	13,585,356	78,334,466	64,001,579

Operating margin	4,402,763	4,212,519	23,009,234	21,397,769
Other operating expenses	4,376,556	4,180,401	17,269,096	16,228,526
Impairment loss	—	—	—	72,008
Interest expense	439,166	474,701	1,916,771	1,917,741

Income (loss) from continuing operations before income taxes	(412,959)	(442,583)	3,823,367	3,179,494
Income tax expense (benefit) from continuing operations	(137,216)	(166,122)	1,419,129	1,190,466

Net income (loss) from continuing operations	(275,743)	(276,461)	2,404,238	1,989,028
Income (loss) from discontinued operations, net of income taxes	(236,921)	(285,946)	1,242,459	1,601,062

Net income (loss)	(512,664)	(562,407)	3,646,697	3,590,090
Other comprehensive income (loss), net of tax	89,942	(39,506)	144,504	(203,197)

Comprehensive income (loss)	$(422,722)	$(601,913)	$3,791,201	$3,386,893

Basic earnings per share of common stock:
Income from continuing operations	$(0.13)	$(0.14)	$1.19	$1.01
Discontinued operations	(0.12)	(0.14)	0.62	0.81

Net income (loss)	$(0.25)	$(0.28)	$1.81	$1.82

Diluted earnings per share of common stock:
Income from continuing operations	$(0.13)	$(0.14)	$1.19	$1.01
Discontinued operations	(0.12)	(0.14)	0.61	0.81

Net income (loss)	$(0.25)	$(0.28)	$1.80	$1.82

Cash dividends per common share	$0.295	$0.285	$1.160	$1.140

Weighted average number of common shares outstanding:
Basic	2,031,334	1,990,223	2,015,477	1,973,684
Diluted	2,031,334	1,990,223	2,028,649	1,976,454

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,
	2004	2003
Assets
Net assets held for sale	$12,499,981	$12,844,906
Other current assets	18,273,327	19,171,945
Total property, plant and equipment, net	68,742,615	64,315,162
Other assets	665,430	973,952

Total Assets	$100,181,353	$97,305,965

Liabilities and Stockholders’ Equity
Current liabilities	$22,662,162	$25,456,859
Long-term debt	30,200,000	28,228,299
Deferred credits and other liabilities	10,169,972	8,832,842

Total Liabilities	63,032,134	62,518,000
Stockholders’ Equity	37,149,219	34,787,965

Total Liabilities and Stockholders’ Equity	$100,181,353	$97,305,965